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FOR IMMEDIATE RELEASE                                               Exhibit 99.4

Contact:
Kevin McGrath                                        Barry Sloane
Cameron Associates, Inc.                             Chairman of the Board & CEO
212-245-8800                                         Newtek Capital, Inc.
Kevin@cameronassoc.com                               212-826-9022
                                                     bsloane@newtekcapital.com

NEWTEK PARTNER COMPANY FORMS ALLIANCE WITH CHASE MANHATTAN BANK AND CHASE MERCHANT SERVICES TO TRANSACTON PROCESS THOUGH FIRST DATA RESOURCES

New York, NY, July 6, 2001 - Newtek Capital, Inc. (AMEX: NKC), a specialist in acquiring, developing and operating early stage high growth businesses, announced today an investment in its partner company, Merchant Data Systems, Inc. ("MDS"), a full service payment processing company. In related news, MDS announced it has executed an agreement with Chase Manhattan Bank and Chase Merchant Services to process through First Data's alliance platform. The investment was made as a portfolio purchase through Newtek's Florida-based certified capital company ("CAPCO").

MDS (www.merchantdatasystems.com) offers merchants an array of services including credit and debit card processing, electronic benefits transfers, equipment sales, leasing and rental programs, 24-7 customer service, supplies and technical support. MDS intends to convert most of its current merchants to the Chase-First Data Platform, enabling merchants to process transactions all over the U.S. By utilizing the Chase-First Data Platform, MDS is able to offer highly competitive rates to its merchants. Recently, MDS signed a contract with another Newtek partner company, Universal Processing Services, LLC to offer its transaction processing to all of Universal.

Newtek Capital, Inc. (www.newtekcapital.com) creates significant non-dilutive capital through the operation of seven CAPCOs in four states. Since 1998, Newtek has raised more than $119 million of certified capital and has made investments in 25 companies, 11 majority-owned or primarily controlled partner companies and investments in 14 other businesses. It operates as a holding company for a network of partner companies in a collaborative and coordinated effort to develop successful businesses in a number of emerging and technological areas.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospects and similar matters. The Private Securities Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems in its operating business projects and their impact on revenues and profit margins The Company also notes that overall profitability could be materially effected by economic conditions and unanticipated developments in the core businesses of our partner companies.